SUBSCRIPTION TO PURCHASE SHARES OF COMMON STOCK OF
ECOFARMS INTERNATIONAL, INC.

I, _________________________________, state that my individual (including my spouse) net worth at this time exceeds $1,000,000 or I had an individual income in excess of $200,000 in each of the two most recent years or joint income with my spouse in excess of $300,000 in each of those years and have a reasonable expectation of reaching the same income level in the current year. I am acquiring the securities described below for investment and for myself. I understand that the securities have not been registered under the Securities Act of 1933 and, therefore, cannot be resold unless registered under the Securities Act or unless an exemption from registration is available. I further understand that a legend shall be placed on the certificate that evidences the securities stating that the securities have not been registered under the Securities Act and referring to the restrictions on transferability and sale of the securities. Finally, I acknowledge that there has been made available to me the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information that the issuer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished.

Signature

STOCK SUBSCRIPTION:

I hereby subscribe to purchase _____________________ unregistered (restricted) shares of common stock of EcoFarms International, Inc. at $.25 a share (make checks payable to: EcoFarms International 274 Redwood Shores Parkway Ste. 242, Redwood City, CA 94065). Attached is my check in the amount of $________________ for this purchase. Please have the shares issued and sent to me at the address below.

Accepted on __________________, 2008.               Subscribed on ____________________, 2008

Katrina Cunningham, President of EcoFarms International, Inc.	Subscriber’s Signature

Please Print

Full Name	________________________________________________

Address	________________________________________________

City/State/Zip	________________________________________________

Telephone	________________________________________________

SS#	________________________________________________

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